Exhibit 99.1

4 November 2010
FOR IMMEDIATE RELEASE
Lion Capital to Acquire Bumble Bee Foods from Centre Partners
- Includes market-leading Bumble Bee and Cloverleaf brands -
Lion Capital LLP (“Lion”) is pleased to announce that an agreement has been reached whereby funds advised by Lion Capital will acquire the operating companies of Bumble Bee Foods (“Bumble Bee”), a portfolio company of Centre Partners Management LLC (“Centre Partners”). Bumble Bee is North America’s leading supplier of shelf-stable seafood and one of the world’s top 10 branded seafood companies. The transaction is expected to be completed by year-end.
Founded in 1897, Bumble Bee maintains leadership positions in virtually every segment of the U.S. and Canadian shelf-stable seafood market. The company produces and markets shelf-stable tuna, salmon, sardines, clams and other specialty seafood products that are sold under the Bumble Bee, Clover Leaf, Brunswick, Snow’s, Beach Cliff, King Oscar and Sweet Sue brands. Its best-known brands, Bumble Bee and Clover Leaf, are iconic market leaders and enjoy nearly 90% consumer awareness levels in the U.S. and Canada, respectively.
Bumble Bee’s diverse product offering is sold at every major U.S. and Canadian food retailer and food distributor, including supermarkets, mass merchandisers, drug stores, warehouse clubs and dollar stores. The company has 1,700 employees across 8 facilities in the U.S., Canada and Puerto Rico and in 2009 generated over $940 million of net revenue.
Lyndon Lea, Partner of Lion Capital, said:
“We are excited about the opportunity to acquire one of North America’s best-known consumer packaged goods companies and a portfolio of brands that enjoy unrivalled positions with US and Canadian consumers. Led by the iconic Bumble Bee and Cloverleaf brands, the company has achieved an attractive record of consistent revenue growth and superior operating margins, even through economic downturns, through an unwavering focus on product quality, innovation and operational excellence. We look forward to building on the company’s strong brand equity and market leadership to drive further superior financial performance in this attractive food category.”
Centre Partners’ Senior Partner Scott Perekslis added:
“We are pleased to be entering into this transaction with Lion Capital. Once again, Bumble Bee has proved to be an attractive investment for us, and we thank Mr. Lischewski and his team for delivering strong earnings and cash flow growth while continuing to build the company’s leading brands and market position. Having achieved the ambitious goals we set out at the time of our initial investment, we now wish the company, the management team, and Lion Capital great success in their future endeavors.”
Chris Lischewski, Bumble Bee Chief Executive Officer, said:

“We are proud of the strong track record that we have achieved with Centre Partners and look forward to partnering with Lion Capital, who bring a unique depth of experience investing in branded consumer businesses and the food sector. We believe the combination of our strong brands and proven strategy with Lion’s consumer products expertise will support continued growth of our business and reinforce our market-leading positions in the US and Canada while we work to expand our global footprint.”
Lion Capital was advised by Barclays and Simpson Thacher & Bartlett. Financing is being provided by JP Morgan, Wells Fargo, Barclays Capital and Jefferies. Centre Partners and Bumble Bee Foods were advised by JP Morgan and Dechert; Wells Fargo and Jefferies acted as co-advisors.
Ends
For further information, please contact:
For Lion Capital
Shona Prendergast, MHP Communications
+44 (0) 3128 8584
For Centre Partners
Della Sweetman, Fleishman-Hillard
(619) 237-7721
For Bumble Bee Foods
Della Sweetman, Fleishman-Hillard
(619) 237-7721
Notes to editors:
About Lion Capital
Lion Capital is a London-based investment firm that is recognized as a leader in investing in the consumer sector. Headquartered in London with an office in New York City, the firm’s principals have led the investment of over €5 billion of equity capital in consumer businesses across Europe and North America totalling over €19 billion of enterprise value. Lion’s focus on market-leading consumer-facing companies has led to investments in such well-known brands as Weetabix, a leading UK cereal brand, Kettle Foods, a leading premium salty snack company in the United States and the United Kingdom, Findus, one of Europe’s largest branded frozen food producers, Picard, the leading frozen food retailer in France, and the iconic Schweppes and Orangina beverage brands. Lion Capital’s investment strategy is underpinned by exceptional experience within its senior team in investing in and operating within the consumer sector. The firm works in partnership with the management of its companies to strategically transform the businesses in which it invests. For more information please visit: www.lioncapital.com.
About Centre Partners
Centre Partners, founded in 1986, is a leading private equity firm with a middle market focus that seeks to make acquisitions and equity investments alongside management teams who have or desire a meaningful economic stake in the future success of their businesses. Centre Partners has invested over $3 billion in more than 90 transactions, partnering with management teams across a broad spectrum of industries. Centre Partners provides those teams with access to its unique resources, which include an extended network of experienced and proven operating executives. The firm is currently investing through its fifth fund, which has approximately $650 million of committed capital. Centre has deep investment expertise covering consumer, healthcare, industrial products and services, financial services, energy, media, restaurants, retail, and aviation services. Additional information is available at www.centrepartners.com.